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                                                                   Exhibit 23.05


                      CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the incorporation by reference in the registration statement of Surety Capital Corporation on Form S-2 (File No. 33-89264) and Form S-3 (File No. 33-44893) of our report dated January 27, 1995, except as to the information presented in Note 7, for which the date is March 8, 1995 on our audits of the consolidated financial statements of Surety Capital Corporation as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to our firm under the caption "Experts."



/s/      Coopers & Lybrand, L.L.P.

Coopers & Lybrand, L.L.P.
Fort Worth, Texas

May 19, 1995